DECLARATION OF ASSIGNMENT

KNOW ALL MEN BY THESE PRESENTS AND TO ESTHER BRINER AND GLOBAL DEVELOPMENT INC.

THAT, Esther Briner, being owners ( “Owner”) of the following asset (the “Asset”) issued as follows:

Asset Registered Name	Issue Date	Principal Amount
Bio Life Remedies	December 15, 2005	100,000 shares

do hereby declare to the foregoing persons, and on which declaration the forgoing and any subsequent assignee of the Assets, may rely, that the Owners, for adequate consideration have assigned absolutely and free and clear of any encumbrances or claims all interest in the above mentioned Assets to Global Development Inc., which has full and absolute right to deal with the Assets in all respects as owner and sole possessor of all title without further reference or accountability to the Owners.

IN WITNESS WHEREOF, the Owners have executed effective the 15th day of December, 2005.

ESTHER BRINER.